Exhibit 3.2

ARTICLES OF CONVERSION

Pursuant to 23B, the Washington Profit Corporation, NEWAGE, INC. is converting to a Delaware Corporation, NEWAGE, INC.

1)	The converting entity, NEWAGE, INC., a Washington Profit Corporation, has been converted into NEWAGE, INC., a Delaware Corporation;
2)	The name of the converting entity before the conversion was NEWAGE, INC.;
3)	The name of the converted entity after conversion is NEWAGE, INC., a Delaware Limited Liability Company;
4)	The conversion was duly approved by the shareholders of the domestic corporation pursuant to RCW 23B.09.030;
5)	The effective date of the conversion is May 24, 2021;
6)	The newly converted Delaware entity consents to service of process pursuant to RCW 23.95.450 in a proceeding to enforce any obligation or the rights of dissenting shareholders of the domestic corporation;
7)	The principal office address that may be used for service of process under RCW 23.95.450 is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

BY:

/s/ Brent Willis
AUTHORIZED REPRESENTATIVE for
NEWAGE, INC.
Dated: May 21, 2021